Exhibit 10.23

COTY

COTY GENEVA SA
RUE DE LYON 87
P.O. BOX 594
1211 GENEVA 13
SWITZERLAND

T +41 22 591 81 00
F +41 22 591 80 00

Geneva, March 24, 2010

Employment contract between the undersigned:

Coty Geneva SA
87, rue de Lyon
1203 Geneva
Switzerland

(Hereinafter referred to as “employer or company”)

and

Mr. Peter Shaefer
(Hereinafter referred to as “employee”)

It is hereby agreed between the undersigned the following:

1.	TERMS OF EMPLOYMENT

Position

The employee shall be employed full-time (100%) by Coty Geneva SA as Senior Vice President, Strategic Business Development. In addition to the management of multiple business projects for Coty Beauty and Coty Prestige divisions, the employee will be responsible for the development of Coty Beauty commercial activities in Northern Europe and become an Administrator of Coty Geneva SA.

The employer reserves the right to assign to the employee other appropriate functions consistent with the employee’s previous experience but maintaining his/her then applicable remuneration. The change will however require the employee’s acceptance of the new functions.

Entry date

Projected date of entry into force of this contract is April 1, 2010 for an indefinite period of time pursuant to the Swiss Federal Code of Obligations.

However, the definite entry date is subject to the granting of a Swiss work permit from the Geneva authorities.

Your service with the Coty group of companies commenced on May 1, 2000; this will be the date used for benefit eligibility purposes in Switzerland, subject to local regulations. You will be enrolled in the local Swiss benefits programs as of the Effective Date.

Working hours

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The regular working time is 40 weekly hours spread evenly from Monday to Friday; the company may ask the employee to work up to 45.00 hours per week. Working time will need to be agreed upon with the employee direct management.

2.	REMUNERATION

Salary

The employee’s annual gross salary will be of CHF 355’000. It will be directly paid by the Company in 13 equal amounts - 12 monthly payments plus one additional payment in December; for services of less than a complete calendar year the thirteenth payment will be made on a pro rata basis. Your next salary review will be on July 1, 2011.

The salary payments will be credited on a monthly basis to the employee’s Swiss bank account.

The employee’s salary is deemed equitable in consideration of the objectives of his position. It is not calculated on the basis of the number of hours effectively spent by the employee in performing his duties. Therefore, the employee agrees that the hours worked in excess of the normal 40 hours shall not make him eligible either for additional compensation or for additional leave in lieu of overtime paid.

Bonus and Special payments

In addition to the annual base salary, you shall participate in the Coty Inc. Annual Performance Plan (APP) with an annual target award of 45% of your annual base salary. The terms and conditions of the Bonus scheme are governed by the Company’s bonus policy issued annually and as amended from time to time.

Company car

You will be entitled to a company car/car allowance in line with the Swiss Company’s Car policy.

3.	SOCIAL BENEFITS

a)	Accident Insurance

The employee is covered against professional and non-professional accidents with “Helsana” Insurance. The premium is at the company’s charge. The non-professional accident coverage is included in such policy except for specific instances stated in the law.

b)	Health Insurance

The Company will provide all its employees without any distinction with a unique and fixed monthly health participation of CHF 400.--. This amount will be added to the

COTY

employee monthly gross salary as a fringe benefit and will be subject to tax and social security.

In addition, the Company has an agreement with a health insurance company offering reduced premiums to employees and their family members (spouse and children). The health insurance contract is concluded between the health insurance company and the employee and the premium is at the employee’s charge.

The above benefits are subject to change or discontinuation in the future with three months prior written notice.

c)	Maternity Insurance

According to the maternity insurance of the Canton of Geneva, all female employees will be entitled to receive during 16 weeks from birth, end of pregnancy or adopted child joining the family, 80% of the salary, up to a maximum amount stated in the law.

The Company will pay the difference between the 80% of the salary insured according to the law and 100% of the employee’s salary during the aforesaid period of 16 weeks. This benefit is subject to change or discontinuation in the future with three months prior written notice.

d)	Pension and Insurance Plan

According to the rules, the employee will join the Pension and Insurance Plan of Coty Geneva SA. The employer’s contribution shall be paid according to the Pension Plan.

e)	Lunch allowance

The Company provides a monthly lunch allowance of CHF 120.00 to every employee. This allowance is subject to the applicable tax and social security deductions in the Canton of Geneva.

This allowance is not guaranteed and is subject to change or discontinuation in the future.

f)	Parking/transport allowance

The Company provides a monthly parking/transport allowance of CHF 260.00 to every employee. Depending on the employee’s job level, the Company can provide a parking space instead of the parking/transport allowance. This allowance is subject to the applicable tax and social security deductions in the Canton of Geneva.

This allowance is not guaranteed and is subject to change or discontinuation in the future.

4.	RELOCATION

Consistent with the International Transfer Policy, the Company will provide assistance with securing accommodation in Switzerland and paying for the move of your household goods. As part of this, the Company will offer the following relocation services:

COTY

•	Relocation Allowance: The Company shall pay you a one time allowance of CHF 30.000, subject to all applicable taxes and withholdings. The purpose of this allowance is to fully compensate all issues or concerns not otherwise dealt with this transfer. It will be paid to you when you physically relocate to Switzerland.

•	Shipment of Household Goods

The Company will pay all reasonable costs of relocating yours and your spouse’s household goods to the host location using the most cost efficient way available. We ask you to contact at least three different shipping companies before your move and to submit their quotes to the Geneva HR Department for a final decision.

•	Temporary living: The Company shall reimburse you for the reasonable costs associated with your temporary living expenses for a maximum of sixty (60) days.

•	Housing assistance: the Company will provide reasonable assistance with securing accommodation for you and your spouse in the area of Geneva, upon your arrival.

•	Home Leave: The Company will provide you with and pay for one roundtrip ticket to UK per year for you and your spouse, for the first three years of your relocation.

•	Language: The Company shall cover reasonable French tuition fees for you and your spouse.

•	Work papers and visa: the Company will pay the expense associated with securing the appropriate visa documents and work papers for you as well as visa documents for your spouse.

Tax Assistance

You are personally responsible for the taxes associated with your income, and expressly exempt the Company and any related companies from any tax or related claims that may arise. The Company will make available to you, and pay the expense of a tax consultant (currently PwC) for any reasonable tax preparation assistance required for your tax declarations in UK and in Switzerland for the 2010 tax year and in Switzerland for the upcoming tax year (2011). Should your employment be terminated during this period, the tax assistance would cease on the termination date.

Termination of Employment by the Company without cause

If Coty terminates your employment without cause within 1 year of the Effective Date, we will reimburse you for reasonable relocation expenses back to UK. This will include shipment of household goods and return flights for you and your spouse in accordance with the ITP plan then in effect.

COTY

5.	ABSENCE FROM EMPLOYMENT

If the employee is prevented from working due to illness, accident or for any other valid reasons, the employee must immediately inform the Company.

If the absence due to illness or accident lasts more than two days, the employee must provide a medical certificate to the company justifying the absence. Thereafter a medical certificate will be required from time to time but at least once every month of absence.

Payment during illness and accident is defined as per the company policy.

6.	VACATIONS HOLIDAYS

Vacations

The normal vacation entitlement is 25 days per year. An employee between 50 and 60 or with 25 working years with the Company is entitled to 28 vacation days per year. After 60 the employee is entitled to 30 vacation days per year.

The timing for the vacations has to be agreed with the employee’s direct management. Carry-forward of untaken vacations at year-end will only be allowed until April 30 of the next year, so that the accrued vacations must be taken prior to such date.

Official Local Holidays

The employee will be entitled to the official local holidays during which the Geneva office will be closed, these are: New Year Day, Good Friday, Easter Monday, Ascension Day, Whit Monday, Swiss National Holiday (August 1st), Jeûne Genevols, Christmas Day (25) and December 31st.

In addition, the employer will offer all employees 3 floating days per year. The employer reserves the right to determine the date of such floating days.

7.	BUSINESS EXPENSES

The employee will be reimbursed for his/her business expenses on presentation of a detailed expense report to which there will be attached all relevant vouchers. Should significant expenses be contemplated, reimbursement will only take place if these are authorized by employee’s direct management in writing before being incurred.

8.	CONFIDENTIALITY

The employee undertakes to keep strictly confidential any and all information relating to the business of the employer including but not limited to trade secrets (names of clients, amounts invoiced, nature of their orders, etc...), business secrets (dates of launches, product formulations, types of packaging, business plans, budgets, marketing

COTY

campaigns, corporate developments and actions etc...) and more generally any other matters of confidential nature which must not be disclosed to third parties.

This clause shall be binding during the full term of the employment and during a period of five years after end of employment.

9.	TERMINATION OF EMPLOYMENT

This employment agreement may be terminated by either party giving notice period of six months for the end of a month.

This agreement may further be terminated for cause in accordance with the provisions of the Swiss Code of Obligations.

The termination notice shall be in writing to be effective either for the employer or the employee.

10.	APPLICABLE LAW

Any and all matters, which are not regulated above will be governed by the rules laid down in the Swiss Code of Obligations, except that the APP shall be governed by the laws of the State of New York and the United States of America.

/s/ Rebeca Pascual
Rebeca Pascual
Human Resources Director

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Read and approved:

Signature:	/s/ Peter Shaefer	Date:
Peter Shaefer